Cinnamon Jang Willoughby & Company
Chartered Accountants
A Partnership of Incorporated Professionals




Georgia International Mining Corporation
299 - 1917 West 4 Avenue
Vancouver, B.C.
V6J 1M7
Consent of Independent Registered Public Accounting Firm
We hereby consent to being appointed auditors of Georgia International Mining Corporation located in Vancouver, British Columbia.

Additionally, we consent to the reference to our name in the company's Registration Statement Form SB-2 under the heading "Interest of
Named Experts and Counsel".


"Cinnamon Jang Willoughby & Company"
Chartered Accountants
Burnaby, BC
March 16, 2005


























MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2.
Telephone: +1 604 435 4317. Fax: +1 604 435 4319.

HLB Cinnamon Jang Willoughby & Company is a member of International. A worldwide organization of accounting firms and business advisors.